                                                                      EXHIBIT 21

                        Subsidiaries of the Registrant

            Name                                  Jurisdiction of Organization/Incorporation
            ----                                  ------------------------------------------
Giga Information Group Investment Corporation                       Massachusetts

Giga Information Group Ltd.                                         England

BIS Shrapnel PTY Limited                                            Australia

Giga Information Group GmbH                                         Germany

BIS Italy SRL                                                       Italy

Giga Information Group S.A.R.L.                                     France

Giga Information Group Korea, Inc.                                  Korea

BIS Strategic Decisions Japan, Inc.                                 Japan

Guidelines of America, Inc.                                         Pennsylvania